Exhibit 99.1

NEWS RELEASE CALIFORNIA WATER SERVICE GROUP

1720 North First Street
	San Jose, CA 95112-4598	May 2, 2007
For Immediate Release

Contact:	Marty Kropelnicki (408) 367-8200 (analysts)
Shannon Dean (310) 257-1435 (media)
CAL WATER ANNOUNCES FIRST QUARTER 2007 RESULTS
     SAN JOSE, CA – California Water Service Group (NYSE : CWT) today announced net income of $1.6 million and earnings per common share of $0.07 for the first quarter of 2007, compared to net income of $0.8 million and earnings of $0.04 per common share in the first quarter of 2006.
     Revenues increased by $6.4 million to $71.6 million, benefiting from a $3.2 million increase in water sales to existing customers, a $2.6 million increase in rates, and a $0.6 million increase in sales to new customers.
     Total operating expenses for the first quarter of 2007 increased by $6.0 million to $66.3 million. Included in this category is a $4.4 million increase in water production costs, due largely to the increase in customer water usage. Other operations expenses were $23.7 million, remaining unchanged from the first quarter of 2006.
     Maintenance expense increased by $0.6 million to $4.5 million for the quarter, while depreciation expense increased $0.7 million to $8.4 million, as a result of increases in 2006 capital expenditures.
     Other income increased $0.8 million to $1.3 million, due to interest income from short-term investments.

     Taxes other than income taxes increased $0.2 million to $3.4 million as a result of higher franchise fees and property taxes, while total income taxes increase $0.5 million to $1.1 million because pre-tax income was higher in the first quarter of 2007.
     For the twelve months ended March 31, 2007, net income was $26.3 million, compared to $27.4 million for the same period in the previous year, while dilutive earnings per share were $1.34, compared to $1.48 for the same period. Revenues for the trailing twelve months were $341.1 million, compared to $325.6 million for the same period in the previous year.
     “The first quarter of 2007 was unusually dry for many of our service territories, and, as a result, customer demand remained relatively strong. Despite the dry weather, we remain well positioned to meet our customer needs now and in the future. In addition to our long-range supply planning, we continue to support our customers in their efforts to use water wisely,” said Peter C. Nelson, President and Chief Executive Officer.
     Further, he noted, the Company remains focused on seeking rates that accurately reflect the costs of service and allow stockholders a reasonable rate of return. Management is currently reviewing a proposed decision by the California Public Utilities Commission on the General Rate Case Plan to determine how it will affect Company applications in the future.
     All stockholders and interested investors are invited to listen to the 2007 first quarter conference call on May 3, 2007, at 11:00 a.m. (EST), by dialing 1-866-835-8908 and keying in ID# 1064646. A replay of the call will be available from 2:00 p.m. (EST) Thursday, May 3, 2007, through July 2, 2007, at 888-266-2081, ID# 1064646. The call, which will be hosted by President and CEO, Peter Nelson and Vice President and Chief Financial Officer, Martin A. Kropelnicki, will also be webcast under the investor relations tab at www.calwatergroup.com.
     California Water Service Group is the parent company of California Water Service Company, Washington Water Service Company, New Mexico Water Service Company, Hawaii Water Service Company, Inc., and CWS Utility Services. Together these companies provide regulated and non-regulated water service to more than 2 million people in 100 California,

Washington, New Mexico, and Hawaii communities. Group’s common stock trades on the New York Stock Exchange under the symbol “CWT”.
     This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”). The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions. Such words as expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include, but not limited to,: governmental and regulatory commissions’ decisions; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; new legislation; electric power interruptions; increases in suppliers’ prices and the availability of supplies including water and power; fluctuations in interest rates; changes in environmental compliance and water quality requirements; acquisitions and our ability to successfully integrate acquired companies; the ability to successfully implement business plans; changes in customer water use patterns; the impact of weather on water sales and operating results; access to sufficient capital on satisfactory terms; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; the involvement of the United States in war or other hostilities; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC). The Company assumes no obligation to provide public updates of forward-looking statements.
     Additional information is available at our Web site at www.calwatergroup.com.
     Attachments (2).
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Source: California Water Service Group